Exhibit 99.3
R.H. Donnelley Obtains Confirmation of Plan of Reorganization
•	More Than 96% of Voting Creditors Support Plan

•	Company To Reduce Debt by $6.4 Billion

•	On Schedule to Emerge from Chapter 11 by end of January
CARY, N.C., January 12, 2010 – R.H. Donnelley (OTC: RHDC), one of the nation’s largest local business marketing solutions companies, today obtained confirmation of its Second Amended Plan of Reorganization, paving the way for the Company to emerge from Chapter 11 protection and begin making distributions to creditors by the end of January.
“We are very pleased with the court’s decision, which clears the way for us to complete our balance sheet restructuring in the next few weeks,” said David C. Swanson, chairman and CEO of R.H. Donnelley. “The plan confirmed today allows us to reduce our debt by more than $6 billion and emerge with a more manageable capital structure and a stronger financial foundation.”
The Hon. Kevin Gross of the U.S. Bankruptcy Court for the District of Delaware confirmed the Plan at a hearing today. More than 96 percent of creditors who cast ballots voted in favor of confirmation.
“I’d like to thank all of our employees and advisors for their hard work and commitment during this process,” Swanson continued. “Through their collective efforts, R.H. Donnelley will become a stronger entity, better positioned to helping local businesses address their marketing needs.”
As previously announced, R.H. Donnelley reached an agreement on the terms of the Plan with certain creditor groups, including bank lenders and an ad hoc committee of noteholders, prior to filing for Chapter 11 protection on May 29, 2009.
Under the terms of the confirmed Plan:
•	Total debt will be reduced by $6.4 billion, including approximately $700 million of secured indebtedness.

•	Total cash interest expense will be reduced by approximately $500 million annually.

•	Post-emergence secured and consolidated debt will be approximately $3.1 billion and $3.4 billion, respectively, which represents approximately 3.0x and 3.3x net secured and net consolidated debt to EBITDA, respectively.

•	Cash balance at emergence will be at least $125 million.

•	The approximately $6.0 billion of unsecured bond indebtedness will be exchanged for virtually 100 percent of the equity in and $300 million of unsecured notes issued by the restructured Company; all existing equity in the Company will be extinguished.

Copies of the Plan and Confirmation Order can be found at www.rhd.com . In addition, R.H. Donnelley will file a Form 8-K with the Securities and Exchange Commission, www.sec.gov that contains these documents.
R.H. Donnelley and certain subsidiaries filed voluntary petitions for Chapter 11 under the U.S. Bankruptcy Code on May 29, 2009.
About R.H. Donnelley
R.H. Donnelley Corporation (OTC: RHDC) is one of the nation’s largest marketing solutions companies that helps local businesses reach, win and maintain ready-to-buy customers. The company delivers relevant search results for consumers and leads to small- and medium-sized businesses through its Dex-branded print yellow and white pages directories, internet yellow pages site, mobile and voice search platforms as well as one of the largest pay–per-click ad networks in the U.S. It also operates the nation’s leading business search engine and online directory through its Business.com subsidiary. For more information, visit www.rhd.com and www.dexknows.com.
“Certain statements contained in this press release regarding R.H. Donnelley’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only R.H. Donnelley’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause R.H. Donnelley’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.”
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